Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Zynex, Inc.’s Registration Statement (File No. 333-148594) on Form S-8 of our report dated April 17, 2017, relating to the December 31, 2016 consolidated financial statements, which appears in Zynex, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ EKS&H LLLP

April 17, 2017

Denver, Colorado